Exhibit 99.1

UNITED REFINING COMPANY ANNOUNCES

DELAY IN COKER PROJECT

Warren, PA. September 29, 2006/PRNewswire/—United Refining Company (“United”), a leading regional refiner and marketer of petroleum products, announced today that it was delaying the implementation of its previously announced plan for construction of a coker and related infrastructure (the “Project”).

John Catsimatidis, Chief Executive Officer of United, stated that “as a result of the recent turmoil and uncertainty in the petroleum markets, management of United has concluded that it would be prudent at this time to re-evaluate the best means to move forward with the Project as originally planned. In addition, despite considering various alternative means of financing the Project, United has not yet found an acceptable financing package. While the Project is being re-evaluated, United will consider revising the scope of the Project, but will continue with construction of certain Project units and improvements that will enhance the performance of United’s refinery operations and ensure compliance with environmental mandates.”

United operates a 65,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 372 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and western Pennsylvania.

Company Contact:	James E. Murphy, Chief Financial Officer
Telephone (814) 723-1500